Exhibit 5.17
Consent of Resource Modeling Inc.
In connection with Novagold Resources Inc.’s registration statement on Form F-10 originally dated March 19, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Michael J. Lechner, on behalf of Resource Modeling Inc., hereby consent to references to Resource Modeling Inc.’s name and its involvement in the preparation of the resource estimate and the reserve and resource model for the Galore Creek project, the resource model for the Big Hurrah property, and the resource model for the Rock Creek project (together, the “Technical Information”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from such resource models and reports in the Registration Statement.
Dated at Tucson, Arizona, this 21st day of March, 2007.
/s/  Michael J. Lechner
Michael J. Lechner
President, Resource Modeling Incorporated